UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Anthony S. Colatrella
   10547 MacKenzie Way
   OH, Dublin 43017
2. Date of Event Requiring Statement (Month/Day/Year)
   1/30/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Scotts Company (SMG)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Scotts LawnService
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Shares                              |2500                  |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares                              |2202.865 1            |I               |By 401(K) Plan                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares                              |1537.45 2             |I               |By Deferral Plan                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option (right to b|02/26/200|02/25/200|Common Shares          |20000    |$20.75    |D            |                           |
uy)                     |0        |7        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|07/09/200|07/08/200|Common Shares          |20000    |$36.3750  |D            |                           |
uy)                     |1        |8        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|09/23/200|09/22/200|Common Shares          |25000    |$30.1250  |D            |                           |
uy)                     |1        |8        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|09/22/200|09/21/200|Common Shares          |7500     |$35.75    |D            |                           |
uy)                     |2        |9        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|10/18/200|10/15/201|Common Shares          |15000    |$30.25    |D            |                           |
uy)                     |3        |0        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|10/23/200|10/21/201|Common Shares          |14000    |$39.95    |D            |                           |
uy)                     |4        |1        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to b|11/07/200|11/06/201|Common Shares          |14000    |$47.85    |D            |                           |
uy)                     |5        |2        |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Represents common shares held in the reporting person's account under the Issuer's 401(K) Plan.
2. Represents common shares held in the reporting person's account under the Issuer's Executive Retirement Plan ("the "Deferral Plan").